Three Canal Plaza
Portland, Maine 04101
(855) 328-7691
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INFORMATION STATEMENT
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November 15, 2019

This document is an Information Statement for the shareholders of the Acuitas US Microcap Fund (the "Fund"), a series of Forum Funds II (the "Trust"). The purpose of this Information Statement is to provide you with information regarding the approval by the Board of Trustees of the Trust (the “Board”) of Meros Investment Management, L.P. (the “Subadviser”) as a subadviser to the Fund, pursuant to a subadvisory agreement between Acuitas Investments, LLC (“the “Adviser”) and the Subadviser, effective September 13, 2019 (the “New Subadvisory Agreement”).  Under the New Subadvisory Agreement, the Subadviser will provide subadvisory services to a portion of the Fund's portfolio (the “Managed Portion”).

This Information Statement is intended to be mailed to the shareholders of record of the Fund as of October 31, 2019 (the “Record Date”) on or about November 15, 2019.

WE ARE NOT ASKING YOU FOR A PROXY AND THIS IS NOT A REQUEST TO SEND US A PROXY.
THIS IS FOR YOUR INFORMATION ONLY.

Background

Acuitas Investments, LLC, located at 520 Pike Street, Suite 1221, Seattle, WA 98101, serves as the investment adviser to the Fund pursuant to an agreement between the Trust and the Adviser (the “Advisory Agreement”).  Under the Advisory Agreement, the Adviser is primarily responsible for the day-to-day management of the Fund. In addition, subject to the supervision of the Adviser and the Board, various asset managers serve as subadvisers to the Fund and are responsible for the day-to-day portfolio management of the Fund’s assets, as further described in the Fund’s prospectus. The portion of the Fund's portfolio managed by the Subadviser will be determined from time to time by the Adviser, potentially in consultation with the Subadviser, subject to capacity constraints.

The U.S. Securities and Exchange Commission has granted an exemptive order to the Trust and the Adviser that generally permits the Adviser, subject to certain conditions, including approval by the Board, to: (i) select unaffiliated subadvisers for the Fund; (ii) enter into and materially modify existing advisory agreements between the Adviser and such subadvisers; and (iii) terminate and/or hire unaffiliated subadvisers without obtaining approval of the Fund's shareholders.  One of the conditions of the exemptive order is that, within 90 days after the hiring of a new subadviser without shareholder approval, the Fund must provide an information statement to its shareholders setting forth substantially the information that would be required to be contained in a proxy statement for a meeting of shareholders to vote on the approval of a subadvisory agreement (“Information Statement”). This Information Statement is being provided to you to satisfy this condition of the exemptive relief with respect to the New Subadvisory Agreement.

Information about the Adviser

The Adviser oversees the Fund’s investments in accordance with its investment objective, policies and limitations pursuant to the Advisory Agreement, as initially approved by the Board, including a majority of the independent Board members, on June 12, 2014, and most recently renewed by the Board at an in-person meeting held on June 14, 2019.

The Fund pays the Adviser an advisory fee of 1.40% of the average daily net assets of the Fund. The Adviser has contractually agreed to waive its fee and/or reimburse Fund expenses to limit the total annual fund operating expenses (excluding all taxes, interest, portfolio transaction expenses, acquired fund fees and expenses, proxy expenses, and extraordinary expenses) of Institutional Shares to 1.70% and Investor Shares to 1.95% through November 1, 2020. The Adviser may not discontinue or reduce its obligations under this waiver and reimbursement obligation without the approval of the Board.

For the fiscal year ended June 30, 2019, the advisory fee owing to the Adviser under the Advisory Agreement was $1,295,098. Of this amount, $136,804 (or 0.15%) was waived in order to keep the expenses of the Fund within the above-referenced cap. The actual advisory fee rate paid by the Fund to the Adviser for the fiscal year ended June 30, 2019 was 1.25% as a result of the Adviser’s expense waiver obligations. In addition, the Adviser is responsible for payment of all sub-advisory fees and pays the Subadviser to the Fund directly out of the advisory fees it receives. The aggregate amount paid by the Adviser to its subadvisers for the fiscal year ended June 30, 2019 was $436,369 (or 0.47%). As a result of the Adviser’s expense waiver and subadviser obligations, the actual advisory fee rate retained by the Adviser for the fiscal year ended June 30, 2019 was approximately $721,925 (or 0.78%).

Information about the Subadviser

Meros Investment Management, L.P. is a Texas limited partnership registered as an investment adviser under the Investment Advisers Act of 1940. The Subadviser was founded in 2019 and provides investment advisory services to pooled investment vehicles, institutional investors, public and private pension plans, insurance companies, foundations, and endowments. The Subadviser is owned by Timothy D. Chatard and Ranger Capital Group Holdings, LP, and is not an affiliated person of the Adviser. As of September 2019, the Subadviser managed approximately $80 million in assets.

The Subadviser employs a domestic microcap strategy for the Managed Portion of the Fund. This strategy utilizes fundamental research to identify companies with growth characteristics and attractive valuation in order to achieve a favorable return profile. The portfolio manager at the Subadviser who is responsible for the day-to-day management of the Managed Portion is Timothy D. Chatard, CFA.

No officers or Trustees of the Trust are officers, employees, directors, general partners, or shareholders of the Subadviser. In addition, no Trustee of the Trust has had, directly or indirectly, a material interest, material transaction or material proposed transaction to which the Subadviser, any parent or subsidiary of the Subadviser, or any subsidiary of a parent of such entities was or is to be a party.

The following table lists the directors and principal executive officers of the Subadviser.  The address of each individual listed below is c/o Meros Investment Management, LP 2828 N. Hardwood Street, Suite 1900, Dallas, TX 75208.

Name	Principal Occupation
Kenneth S. Canon	Chief Executive Officer
Joseph W. Thompson, III	Chief Operating Officer and Chief Financial Office
Nimrod Hacker	General Counsel
Mark Hasbani	Chief Compliance Officer

The New Subadvisory Agreement

The New Subadvisory Agreement became effective on September 13, 2019. The New Subadvisory Agreement provides that the Subadviser is responsible for, among other things (i) making decisions with respect to all purchases and sales of securities and other investment assets with respect to the Managed Portion; (ii) selecting brokers and dealers through which securities transactions are to be executed; (iii) voting proxies on behalf of the Fund with respect to securities purchased in the Managed Portion and providing voting information to the Fund and its agents in relation to the Fund's annual proxy voting report filed on Form N-PX; and (iv) maintaining certain records required under the relevant provisions of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

The New Subadvisory Agreement provides that the Subadviser is not responsible for any action taken or omitted with respect to the Trust, except for liability resulting from the Subadviser’s bad faith, willful misfeasance or gross negligence in the performance of its duties or obligations under the New Subadvisory Agreement or by reason of its reckless disregard of such duties and obligations. The New Subadvisory Agreement does not include a waiver or limitation of any rights which the Adviser or the Trust may have under any federal securities laws.

The New Subadvisory Agreement may continue in effect for an initial term of two years. Thereafter, the New Subadvisory Agreement will continue in effect only if approved annually by the Board or by vote of a majority of the outstanding voting shares of the Fund, and also, in either event, if approved by a majority of the Board who are not parties to the New Subadvisory Agreement or interested persons of any such party (the “Independent Trustees”). The New Subadvisory Agreement is terminable at any time without penalty by the Board, by a majority vote of the Fund's shareholders or by the Adviser on 60 days’ written notice to the Subadviser, or by the Subadviser on 60 days’ written notice to the Trust. Pursuant to the Investment Company Act, the New Subadvisory Agreement terminates automatically in the event of its assignment or upon termination of the Fund's Advisory Agreement with the Adviser.

Board Considerations

At the September 12, 2019 Board meeting, the Board, including the Independent Trustees, met in person and considered the approval of the New Subadvisory Agreement. The New Subadvisory Agreement was being considered in connection with the anticipated termination of a subadvisory agreement between the Adviser and Quantim Capital Management (“Quantum”) due to Quantum’s retirement of its microcap strategy product offering. In preparation for its deliberations, the Board requested and reviewed written responses from the Subadviser to a due diligence questionnaire circulated on the Board's behalf concerning the Subadviser’s personnel, operations, financial condition, performance, compensation, and services to be provided to a portion of the Fund by the Subadviser (the “Managed Portion”). The Board also discussed the materials with Fund/Trustee Counsel and, as necessary, with the Trust's administrator. During its deliberations, the Board received an oral presentation from the Adviser and Subadviser and was assisted by the advice of Fund/Trustee Counsel.

Nature, Extent and Quality of Services

The Board received a presentation from senior representatives of the Subadviser and the Adviser and discussed the Subadviser’s personnel, operations and financial condition. In this context, the Board considered the adequacy of the Subadviser’s resources and the quality of services to be provided by the Subadviser under the New Subadvisory Agreement. The Board reviewed information regarding the experience, qualifications and professional background of the portfolio managers and other personnel at the Subadviser who, as Quantum employees had, and under the New Subadvisory Agreement would continue to have, responsibility for the Managed Portion.  The Board considered the Adviser’s representation that the portfolio managers of Quantum who were responsible for the Managed Portion would continue in that role as portfolio managers at the Subadviser and noted that, since 2018, the same portfolio managers had provided such services to the Fund.  The Board considered the investment philosophy and decision-making processes of those professionals and the capability and integrity of the Subadviser’s senior management and staff. The Board also evaluated the anticipated quality of the Subadviser’s services with respect to regulatory compliance and compliance with client investment policies and restrictions. In addition, the Board took into consideration the Adviser’s recommendation with respect to the Subadviser. The Board noted the Subadviser’s representation that it is financially stable and able to provide investment advisory services to the Managed Portion.  The Board concluded that, overall, it was satisfied with the nature, extent, and quality of services to be provided to the Fund by the Subadviser under the New Subadvisory Agreement.

Costs of Services and Profitability

The Board noted that the Adviser, and not the Fund, was responsible for paying the subadvisory fees due under the New Subadvisory Agreement. The Board considered information regarding the fees paid and revenue received by the Subadviser from its relationship with the Fund, noting the arm’s-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply. The Board concluded that the Subadviser’s profitability was not a material factor in determining whether or not to approve the New Subadvisory Agreement.

Performance

Recognizing that the Subadviser was new, but that the Subadviser’s portfolio management personnel were the same as those currently employed to manage the Managed Portion as employees of Quantum, the Board considered the historical performance of the proposed portfolio managers of the Subadviser (while acting as employees of Quantum) in managing the Managed Portion, including in particular the Adviser’s evaluation of the performance Quantum achieved for the Managed Portion.  The Board noted the Adviser had expressed satisfaction with the performance of Quantum and that the Adviser had recommended the approval of the New Subadvisory Agreement. Based on the Adviser’s evaluation of Quantum’s performance and other relevant facts and circumstances, the Board concluded that the Subadviser’s management of the Managed Portion could benefit the Fund and its shareholders.

Compensation

The Board reviewed the Subadviser’s proposed compensation for providing subadvisory services to the Fund and noted that the total advisory fee paid by the Fund would not change because the subadvisory fees are paid by the Adviser and not the Funds.  The Board thus did not focus on information regarding the proposed compensation to be paid to the Subadviser as a result of its relationship with the Fund, noting instead the arm’s-length nature of the relationship between the Adviser and the Subadviser with respect to the negotiation of the subadvisory fee rate that would apply to the Subadviser.  The Board did note, however, that the compensation to be received by the Subadviser under the New Subadvisory Agreement would be no greater than the compensation that Quantum received under the prior subadvisory agreement.  As a result, the Board concluded that the proposed compensation for providing subadvisory services to the Fund was not a material factor in considering the approval of the New Subadvisory Agreement.

Economies of Scale

The Board considered whether the Fund would benefit from any economies of scale with respect to the New Subadvisory Agreement. The Board noted that because the Adviser, and not the Fund, pays the subadvisory fee, shareholders would not benefit from any economies of scale in the form of breakpoints in the subadvisory fee rate.  Based on the foregoing information and other materials presented, the Board concluded that economies of scale were not a material factor in approving the New Subadvisory Agreement.

Other Benefits

The Board noted the Subadviser’s representation that, aside from its contractual subadvisory fees, it does not benefit in a material way from its relationship with the Fund. As a result, other benefits accrued by the Subadviser were not a material factor in approving the New Subadvisory Agreement.

Conclusion

The Board did not identify any single factor as being of paramount importance, and different Trustees may have given different weight to different factors; however, in light of the fact that the Fund is a multi-manager Fund for which the Adviser identifies subadvisers whose strategies it seeks to combine to achieve the Fund’s investment objective, the Board gave significant weight to the Adviser’s recommendation that the Subadviser be appointed as a subadviser to the Fund and to the Adviser’s representation that the appointment of the Subadviser would positively contribute to the Adviser successfully executing the overall strategy of the Fund. Based on its review, including consideration of each of the factors referenced above, the Board (including a majority of the Independent Trustees) determined, in the exercise of its reasonable business judgment, that the subadvisory arrangement, as outlined in the New Subadvisory Agreement, was fair and reasonable in light of the services to be performed, expenses to be incurred by the Fund and such other matters as the Board considered relevant.

Fund Ownership Information

As of the Record Date, there were 7,533,313.112 shares outstanding of the Fund’s Institutional Share class. There were no shares outstanding of the Fund’s Investor Share class. Each share shall be entitled to one vote on any matter in which it is entitled to vote. As of the Record Date, to the best of the Trust's knowledge, the Board and officers of the Trust as a group owned less than 1% of the outstanding shares of beneficial interest of the Fund. The following table sets forth, to the best of the Trust's knowledge, the name, number and percentage of shares of persons that owned beneficially, or of record, more than 5% of the outstanding shares of the Fund as of the Record Date.

Institutional Shares
Name of Beneficial Owner	Number of Shares	Percentage of Class
National Financial Services, LLC – FBO Customers 499 Washington Blvd. Jersey City, NJ 07310	6,988,143.789	92.76%
Charles Schwab & Co, Inc. – FBO Customers 211 Main Street San Francisco, CA 94105	486,531.153	6.46%

Additional Information

Shareholders can find additional information about the Fund in the Fund’s most recent annual report dated as of June 30, 2019. Shareholders may obtain copies of these materials free of charge by calling 1-844-805-5628 or writing to the Fund, c/o Atlantic Fund Administration LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 100, Portland, Maine 04101. Shareholders may request another copy of this Information Statement or the annual report by writing to the Fund at the address above or by calling the telephone number above.

The Trust does not hold regularly scheduled meetings of shareholders of the Fund.  Shareholders of at least 10% of the outstanding shares entitled to vote may request a special meeting of the shareholders. Any shareholder proposal and request for a shareholder meeting must be presented to the Trust within a reasonable time before proxy materials for such meeting are sent to shareholders.  Shareholders wishing to submit proposals for inclusion in a proxy statement for a requested shareholder meeting should send their written request for a special meeting and proposals to Secretary, Forum Funds II, Atlantic Fund Administration LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 100, Portland, Maine 04101, Attn:  Shareholder Proposals.

Other Service Providers

Foreside Fund Services, LLC, located at Three Canal Plaza, Suite 300, Portland, Maine 04101, is the Fund's principal underwriter. Atlantic Fund Administration, LLC (d/b/a Apex Fund Services), Three Canal Plaza, Suite 600, Portland, Maine 04101 is the Fund's administrator.